EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

US LEC CORP.

We consent to the incorporation by reference in Registration Statement No. 333-78075 and Registration Statement No. 333-61617 of US LEC Corp. and subsidiaries on Form S-8 of our report dated February 29, 2000, which report includes an emphasis of a matter paragraph as to a significant portion of the Company's accounts receivable and revenues relating to reciprocal compensation which is currently in dispute; included in and incorporated by reference in this Annual Report on Form 10-K of US LEC Corp. and subsidiaries for the year ended December 31, 1999.




DELOITTE & TOUCHE LLP
Charlotte, North Carolina
March 30, 2000